Exhibit 10.1

TRANSITION AGREEMENT

AND GENERAL RELEASE

THIS TRANSITION AGREEMENT AND GENERAL RELEASE (“Agreement”), made and entered into as of this 15th day of October, 2008 (“Effective Date”), by and between Radian Group Inc. a Delaware corporation (“Radian”), Radian Asset Assurance Inc., a New York corporation and subsidiary of Radian (“RAA”) (Radian and RAA are collectively referred to as the “Company”), and Stephen D. Cooke (“Executive”), reads as follows:

BACKGROUND

RAA currently employs Executive. The Company and Executive have mutually agreed to terminate Executive’s employment effective December 31, 2008 (the “Termination Date”). The Company and Executive agree that until the Termination Date, Executive shall continue as an employee of RAA in the capacity as President of RAA, subject to the terms of this Agreement.

In appreciation for Executive’s service to the Company and in exchange for all of Executive’s undertakings in this Agreement, the Company and Executive wish to enter into an agreement to (i) provide a release by Executive as to claims that might be asserted by Executive, as further described herein, and (ii) assuming that Executive complies with, executes, and does not revoke this Agreement and the Second Release, as defined below, provide Executive with the benefits and entitlements as provided herein.

SUBSTANTIVE PROVISIONS

In consideration of the mutual promises contained in this Agreement, the Company and Executive, intending to be legally bound, agree as follows:

1.	Termination of Employment; Employment through Termination Date.

(a) Executive’s employment with the Company shall terminate on the Termination Date. Executive shall continue as an employee of RAA until the Termination Date and shall continue to perform his customary services as President of RAA and as otherwise requested by the Chief Executive Officer of Radian. On the Termination Date, Executive shall relinquish the title of President of RAA, and shall cease to serve as an employee and executive officer of RAA and as an officer or director of the Company and any subsidiary of the Company.

(b) From the Effective Date through the Termination Date, Executive shall continue to receive his current monthly base salary, in regular payroll installments and subject to applicable tax and payroll deductions.

(c) From the Effective Date through the Termination Date, Executive shall continue to be subject to, and eligible for, all of the Company’s regular benefits and perquisites, policies and programs for executives generally; provided that, except as provided in Section 2(b) below, Executive shall not be entitled to receive any bonus compensation or other incentive compensation with respect to his employment with the Company.

(d) From the Effective Date through the Termination Date, Executive shall continue to vest in the outstanding equity grants held by him on the Effective Date according to the terms of the applicable grant agreements. Executive shall not be eligible for any additional grants after the Effective Date.

(e) As of the Effective Date, the Agreement dated as of December 12, 2005 between Radian and Executive (the “Radian Group Severance Agreement”), the Amended and Restated Agreement dated as of December 11, 2007 between RAA and Executive (the “RAA Severance Agreement”), and the Offer Letter dated July 12, 2004 (“Offer Letter”) will terminate and be of no further force or effect.

2. Payments upon Termination of Employment

(a) As soon as practicable after the Termination Date, Executive shall receive conversion rights under those welfare benefit plans of the Company in which he participated and which provide for such rights, and Executive shall be entitled to COBRA health care continuation coverage under section 4980B (“COBRA”) of the Internal Revenue Code of 1986, as amended (the “Code”). All other employee and executive benefits not so converted shall cease on the Termination Date.

(b) If Executive complies with all the terms of this Agreement (including without limitation continuing in employment through the Termination Date and complying with Sections 4, 5 and 7 below) and Executive executes and does not revoke the Second Release, as described in Section 5 below, Executive shall receive a lump sum payment of $2,731,455 within 15 days following the Termination Date.

(c) Executive is eligible for executive outplacement services, for up to 12 months after the Termination Date, and not to exceed a maximum of $25,000 in cost. The Company will pay the cost of these services directly to the outplacement provider.

(d) All payments and benefits due in accordance with the terms of this Section 2 shall be made to Executive (or his estate) regardless of whether he dies or becomes disabled following the Effective Date and prior to payment being made. Notwithstanding anything in this Agreement to the contrary, if Executive voluntarily terminates employment before the Termination Date or breaches any provision of this Agreement, or if the Company terminates Executive’s employment for Cause before the Termination Date, Executive shall not receive any of the payments described in subsection (b) or subsection (c) above. For this purpose, “Cause” means misappropriation of funds, habitual insobriety, substance abuse, conviction of a crime involving moral turpitude, or gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company and its subsidiaries taken as a whole or a material adverse effect on the business, operations, assets, properties or financial condition of RAA.

(e) In addition to the foregoing, and not conditioned on the execution of this Agreement, Executive shall receive all benefits due under any employee benefit plans or programs under which Executive participated and under which Executive has accrued and become or may become entitled to benefits (other than under any Company separation or severance plan or programs), in accordance with the terms of the applicable plan or program and applicable law. All payments under this Agreement are subject to applicable tax withholding. Subject to Section 6, Executive is solely responsible for all taxes arising in connection with this Agreement.

(f) Executive agrees and acknowledges that the Company, on a timely basis, has paid, or agreed to pay, to Executive all other amounts due and owing based on his prior services and that the Company has no obligation, contractual or otherwise to Executive, except as provided herein, nor does it have any obligation to hire, rehire or re-employ Executive after the Termination Date. Executive acknowledges that the Company is not required to enter into this Agreement and that the provisions of this Agreement will provide Executive with payments and benefits that are in excess of that to which Executive otherwise would have been entitled.

3. Consulting Services. Executive shall make himself available to perform consulting services (the “Consulting Services”) with respect to the business conducted by the Company and its subsidiaries for a period of 12 months following the Termination Date. The Consulting Services shall be related to such matters as the Chief Executive Officer of Radian or the Board of Directors of Radian may designate from time to time. Executive shall not be obligated to devote more than 20 hours per month to the Consulting Services and shall use Executive’s best efforts and skills in the performance of the Consulting Services. The Company shall reimburse Executive for Executive’s travel and other reasonable expenses incurred in connection with the performance of the Consulting Services. The Company shall not be required to pay any other compensation for the Consulting Services. Notwithstanding the foregoing, Executive shall not be required to perform any Consulting Services that materially impair Executive’s ability to perform Executive’s responsibilities in any subsequent full-time employment. The Company and Executive agree that the Consulting Services after the Termination Date will be less than 20% of the average level of Executive’s services as an employee of the Company over the preceding 36-month period and that, accordingly, Executive will have a “separation from service” from the Company within the meaning of section 409A of the Code on the Termination Date.

4. Confidential Information; Non-Solicitation; Anti-Disparagement

(a) For purposes of this Agreement, Executive acknowledges and agrees that the terms “Confidential Information” and “Trade Secrets” shall mean information that the Company or any of its subsidiaries owns or possesses, that it uses or is potentially useful in its business, that it treats as proprietary, private or confidential, and that is not generally known to the public. Executive further acknowledges that Executive’s relationship with the Company is one of confidence and trust such that Executive has in the past been, and may in the future be, privy to Confidential Information and Trade Secrets of the Company or any of its subsidiaries, parents or affiliates.

(b) Executive covenants and agrees that during Executive’s employment by the Company and at all times thereafter, Executive shall keep all Confidential Information and Trade Secrets strictly confidential and that Executive shall safeguard the Confidential Information and Trade Secrets from exposure to, or appropriation by unauthorized Persons (as defined below), and that Executive shall not, without the prior written consent of the Company, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, such Confidential Information and Trade Secrets, except as required by applicable law.

(c) Executive covenants and agrees that during Executive’s employment by the Company and for a period of one year following the Termination Date, Executive shall not, directly or indirectly, for the benefit of any Person, solicit, aid in solicitation of, induce, encourage or in any way cause any employee of the Company or any of its subsidiaries, parents or affiliates to leave the employ of the Company or such subsidiary, parents or affiliates, as the case may be.

(d) Executive acknowledges and agrees that the Company’s business is highly competitive, that the Confidential Information and Trade Secrets have been developed by the Company at significant expense and effort, and that the restrictions contained in this Section 4 are reasonable and necessary to protect the Company’s legitimate business interests.

(e) Executive covenants and agrees that during Executive’s employment by the Company and at all times thereafter, Executive will not in any way disparage the Company and its related entities, its principals, shareholders, officers, directors, employees and agents in any way relating to the Company, including, but not limited to, its name, business reputation or business practices. The Company agrees that it will not disparage Executive in any way.

(f) The parties to this Agreement acknowledge and agree that any breach by Executive of any of the covenants or agreements contained in this Section 4 will result in irreparable injury to the Company for which money damages could not adequately compensate the Company and, therefore, in the event of any such breach, the Company shall be entitled (in addition to any other rights and remedies which it may have at law or in equity) to have an injunction issued by any competent court enjoining and restraining Executive and any other Person involved therein from continuing such breach. The existence of any claim or cause of action which Executive may have against the Company or any other Person (other than a claim for the Company’s breach of this Agreement for failure to make payments hereunder) shall not constitute a defense or bar to the enforcement of such covenants.

(g) If any portion of the covenants or agreements contained in this Section 4, or the application hereof, is construed to be invalid or unenforceable, the other portions of such covenant(s) or agreement(s) or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible. If any covenant or agreement in this Section 4 is held to be unenforceable because of the duration thereof or the scope thereof, then the court making such determination shall have the power to reduce the duration and limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.

(h) If Executive breaches his obligations under Section 4, he agrees that suit may be brought, and that he consents to personal jurisdiction, in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia, Pennsylvania, Executive consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and Executive waives any objection which he may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers. If Executive breaches any provision of this Agreement, all payments under Section 2(b) and Section 2(c) shall immediately cease. For purposes of this Agreement, “Person” is defined as any individual, firm, corporation, partnership or other entity.

(i) Executive acknowledges and agrees that the restrictions contained in this Section 4 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should Executive breach the provisions of that Section. Executive represents and acknowledges that (i) Executive has been advised by the Company to consult Executive’s own legal counsel in respect of this Agreement, and (ii) that Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Executive’s counsel.

(j) Executive agrees that for a period of 12 months following the Termination Date, Executive will provide, and that at all times after the date hereof the Company may similarly provide, a copy of Section 4 (a) through (c) to any business or enterprise (i) which Executive may directly or indirectly own, manage, operate, finance, join, control or of which he may participate in the ownership, management, operation, financing, or control, or (ii) with which Executive may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which Executive may use or permit to be used Executive’s name.

5. Release

(a) For and in consideration of the benefits to be paid pursuant to this Agreement, and intending to be legally bound, Executive does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries, parents and affiliates, its and their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries, parents or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (the “Released Parties”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, or which Executive’s heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Executive’s employment with the Company to the date of this Agreement and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship and the termination of Executive’s employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Pennsylvania Human Relations Act, 43 PA. C.S.A. §§ 951 et seq., as amended, the Rehabilitation Act of 1973, 29 USC §§ 701 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 USC §§ 2000e et seq., as amended, the Civil Rights Act of 1991, 2 USC §§ 60 et seq., as applicable, the Age Discrimination in Employment Act of 1967, 29 USC §§ 621 et seq., as amended (“ADEA”), the Americans with Disabilities Act, 29 USC §§ 706 et seq., and the Employee Retirement Income Security Act of 1974, 29 USC §§ 301 et seq., as amended, any contracts between the Released Parties and Executive and any common law claims now or hereafter recognized and all claims for counsel fees and costs. As further consideration for the obligations of the Company to Executive under Section 2(b) above (which obligations shall be null and void if he does not do so), Executive also agrees to execute and deliver to the Company an additional release as set forth in Appendix A, as of the Termination Date (the “Second Release”). Executive agrees that the Second Release shall be executed within 21 days after the Termination Date.

(b) Notwithstanding anything in this Agreement, including, without limitation, subparagraph (a) hereof, to the contrary, Executive does not waive any breach by the Company of any provisions hereof and any entitlements under the terms of this Agreement or under the bylaws of the Company or any insurance policies purchased by the Company that provide for indemnification for his actions while an officer or employee of the Company or any of its affiliates. The Company agrees that the Company’s indemnification obligations to Executive under the Company’s bylaws shall continue in effect according to their terms.

(c) Executive expressly waives all of his rights afforded by any statute that expressly limits the effect of a release with respect to unknown claims. Executive acknowledges the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims which provides that a general release does not extend to claims that the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by it must have materially affected its settlement with the debtor.

(d) Executive expressly waives all of his rights afforded by any statute and/or Company policy to any amounts to be paid to him as a result of any unused personal and vacation time as of his Termination Date.

6. Adjustment for Taxes

In the event that either the Company’s independent public accountants or the Internal Revenue Service determine that any payment, coverage, benefit or benefit acceleration provided to Executive, whether specifically provided for in this Agreement or otherwise, is subject to the excise tax imposed by Section 4999 (or any successor provision) (“Section 4999”) of the Code, the Company shall pay to Executive, in addition to any other payment, coverage or benefit due and owing hereunder, a “Gross-Up Payment” in an amount determined by multiplying the rate of excise tax then imposed by Section 4999 by the amount of the “excess parachute payment” (as defined in Section 280G of the Code) received by Executive (determined without regard to any payments made to Executive pursuant to this Section 6) and dividing the product so obtained by the amount obtained by subtracting the aggregate local, estate and Federal income tax rate applicable to the receipt by the Executive of the “excess parachute payment” (taking into account the deductibility for Federal income tax purposes of the payment of state and local income taxes thereon) from the amount obtained by subtracting from 1.00 the rate of excise tax then imposed by Section 4999, it being the Company’s intention that Executive’s net after tax position be identical to that which Executive would have obtained had Sections 280G and 4999 not been a part of the Code; provided, however, that the Company may reduce by up to five percent in the aggregate the amount of payments and benefits provided under this Agreement, but solely to the extent that such reduction will eliminate such excise tax liability. The Gross Up Payments shall be paid in any event not later than three days prior to the date on which the related taxes are to be remitted to the tax authorities, subject to the requirements of Section 409A of the Code.

7. Other Terms

(a) Nothing in this Agreement shall prohibit or restrict Executive from (i) making any disclosure of information required by law, (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resource officers, or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization. If Executive is required to provide or disclose information in accordance with this Section 7(a), Executive shall, within three (3) days of receiving notice of such requirement, notify the Company of such requirement and the terms of and circumstances surrounding such requirement.

(b) The parties agree and acknowledge that the agreements by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Company, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owned by the Company to Executive.

(c) If, following a Change of Control (as defined in the Radian 2008 Equity Compensation Plan), Executive is required to take legal action to enforce the obligations of the Company under this Agreement, the Company shall pay Executive on demand the amount necessary to reimburse Executive for the reasonable expenses (including reasonable attorney’s fees and legal expenses) incurred by Executive in enforcing such obligations of the Company, but only so long as Executive has not breached the covenants set forth in Section 4 and only with respect to claims as to which Executive prevails on the merits.

(d) Executive hereby certifies that he has read the terms of this Agreement, including the release set forth in Section 5, that he has had the opportunity to discuss it with his attorney, and that he understands its terms and effects. Executive acknowledges, further, that he is executing this Agreement of his own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described above, which he acknowledges is adequate and satisfactory to him. None of the parties named in Section 5, nor their agents, representatives, or attorneys have made any representations to Executive concerning the terms or effects of this Agreement other than those contained herein.

(e) Executive hereby acknowledges that he has had the right to consider this Agreement for a period of 21 days prior to execution. Executive also understands that he has the right to revoke this Agreement, and the release set forth in Section 5, for a period of seven days following execution by giving written notice to the Company at 1601 Market Street, 11th Floor, Philadelphia, PA 19103, Attention: Executive Vice President and General Counsel, in which event the provisions of this Agreement shall be null and void (except as provided in subsection (f) below), and the parties shall have the rights, duties, obligations and remedies afforded by applicable law.

(f) Executive acknowledges and agrees that if he revokes this Agreement and the release set forth in Section 5, (i) Executive will not receive any payments under this Agreement; (ii) the Radian Group Severance Agreement, RAA Severance Agreement, and Offer Letter will terminate as of the Effective Date and be of no further force or effect, provided, that the covenants of Executive set forth in the Radian Group Severance Agreement and RAA Severance Agreement shall survive such termination; (iii) Executive’s employment with the Company will terminate as of December 31, 2008, (iv) Executive will receive only any amounts due for services performed through December 31, 2008, and (v) Executive will be subject to the confidentiality provisions of the Company’s Code of Conduct as in effect on the Termination Date and the covenants of Executive set forth in the Radian Group Severance Agreement and the RAA Severance Agreement. Executive acknowledge and agrees that this Section 7(f) shall survive the termination of this Agreement.

(g) This Agreement may be assigned to any subsidiary, affiliate or successor of the Company and shall inure to the benefit of and be binding upon the Company and Executive and the successors and assigns of each; provided, however, that any assignment by the Company shall not relieve it of its obligation to ensure the satisfaction of its obligations to Executive under this Agreement. Executive may not assign any of his personal undertakings hereunder.

(h) This Agreement supersedes all prior agreements, including the Radian Group Severance Agreement and the RAA Severance Agreement except as to the extent provided in Section 7(f) above, entered into between Executive and Radian and RAA, respectively, and sets forth the entire understanding among the parties hereto with respect to the subject matter hereof. This Agreement cannot be changed, modified, extended or terminated except upon written amendment approved and executed by Executive and a member of the Board on behalf of the Company.

(i) In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether Executive obtains other employment.

(j) This Agreement is intended to comply with the requirements of section 409A of the Code or an exemption from section 409A. Payments under this Agreement shall be paid under the section 409A “short term deferral” exception to the maximum extent allowable. For purposes of section 409A of the Code, the right to a series of payments under the Agreement shall be treated as a right to a series of separate payments. In no event may Executive, directly or indirectly, designate the calendar year of a payment. Notwithstanding anything in the Agreement to the contrary, if required by section 409A of the Code, any amount that is considered “deferred compensation” under this Agreement and that is required to be postponed for a period of six months after separation from service pursuant to section 409A shall be postponed as required by section 409A. The accumulated postponed amount shall be paid in a lump sum payment within ten days after the end of the six-month period. If Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A, shall be paid to the personal representative of the Executive’s estate within 60 days after the date of his death.

(k) This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

RADIAN GROUP INC.		EXECUTIVE

By:	/s/ Richard I. Altman	/s/ Stephen D. Cooke
Richard I. Altman, EVP and Chief Administrator Officer		Stephen D. Cooke

/s/ Edward J. Hoffman
Witness

RADIAN ASSET ASSURANCE INC.

By:	/s/ David Beidler
David Beidler, EVP and Chief Operating Officer

/s/ Yvonne Lombardi
Witness

APPENDIX A

SECOND RELEASE TO THE COMPANY

In further consideration of compensation and benefits provided to Stephen D. Cooke (“Executive”) pursuant to Section 2(b) of the Agreement dated                      between Radian Group Inc. and Radian Asset Assurance Inc. (collectively, the “Company”) and Executive (the “Agreement”), Executive hereby executes this Second Release to the Company (the “Second Release”) and does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries, parents and affiliates, its and their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries, parents or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (the “Released Parties”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, or which Executive’s heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Executive’s employment with the Company to the date of this Second Release and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship and the termination of Executive’s employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Pennsylvania Human Relations Act, 43 PA. C.S.A. §§ 951 et seq., as amended, the Rehabilitation Act of 1973, 29 USC §§ 701 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 USC §§ 2000e et seq., as amended, the Civil Rights Act of 1991, 2 USC §§ 60 et seq., as applicable, the Age Discrimination in Employment Act of 1967, 29 USC §§ 621 et seq., as amended ( “ADEA”), the Americans with Disabilities Act, 29 USC §§ 706 et seq., and the Employee Retirement Income Security Act of 1974, 29 USC §§ 301 et seq., as amended, any contracts between the Released Parties and Executive and any common law claims now or hereafter recognized and all claims for counsel fees and costs.

Notwithstanding anything in this Second Release to the contrary, Executive does not waive any breach by the Company of any provisions of the Agreement and any entitlements under the terms of the Agreement or under the bylaws of the Company or any insurance policies purchased by the Company that provide for indemnification for his actions while an officer or employee of the Company or any of its affiliates. The Company agrees that the Company’s indemnification obligations to Executive under the Company’s bylaws shall continue in effect according to their terms.

Executive expressly waives all of his rights afforded by any statute that expressly limits the effect of a release with respect to unknown claims. Executive acknowledges the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims which provides that a general release does not extend to claims that the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by it must have materially affected its settlement with the debtor.

Executive shall have 21 days to execute this Second Release following his Termination Date. The provisions of Sections 7(d), 7(e) and 7(f) of the Agreement are hereby incorporated herein and references therein to the release shall be deemed to include this Second Release.

The undersigned hereby executed this Second Release as of January             , 2009.

Stephen D. Cooke

Witness

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